Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Managing Partner

(646) 277-1254

BIG 5 SPORTING GOODS CORPORATION PROVIDES PRELIMINARY RESULTS FOR FISCAL 2020 SECOND QUARTER

•	Second Quarter Earnings per Diluted Share Expected in the Range of $0.52 to $0.54, Including an Aggregate One-Time Net Benefit of Approximately $0.15

•	Quarter-End Revolver Borrowings, Net of Cash, of Approximately $18 Million, Down $38 Million Year-Over-Year

EL SEGUNDO, Calif., July 9, 2020 (GLOBE NEWSWIRE – Big 5 Sporting Goods Corporation (Nasdaq: BGFV) (the “Company”), a leading sporting goods retailer, today provided select preliminary fiscal 2020 second quarter financial results for the period ended June 28, 2020.

Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer, commented, “We are pleased with our exceptionally strong second quarter performance that was driven by substantial sales and merchandise margin gains over the back half of the quarter and considerable operating leverage from meaningful reductions in our cost structure. This powerful combination has contributed to significantly reduced inventory and net borrowing levels, and our business is in a very strong financial position.

“Over the first half of the second quarter, when the impacts of the COVID-19 pandemic forced us to operate with a highly reduced store count, our same store sales decreased by 28.2% compared to the prior year period. However, as we reopened stores our product assortment and convenience clearly resonated with consumers and for the second half of the second quarter our same store sales increased by 15.5% compared to the prior year period with very strong merchandise margins. We are pleased that the positive sales and margin momentum in our business has continued into the start of the third quarter.”

Mr. Miller continued, “We are extremely proud of how our team has responded to the challenges imposed by COVID-19 over the last few months. Recognizing significant shifts in consumer demand, we leveraged our long-standing vendor partnerships to quickly evolve our product assortment. Our buying and distribution teams worked tirelessly in an effort to optimize our inventory levels across a rapidly evolving landscape. We implemented meaningful cost reduction initiatives throughout our organization. And our store and field personnel were dedicated to safely serving our communities as we established new operational protocols in our stores. We are recognizing these efforts by awarding a special bonus to most members of the Big 5 team, with the exception of senior executives. Additionally, we are moving forward with previously planned annual pay increases for the Big 5 team that had been suspended due to the uncertainties surrounding COVID-19. Although the future impacts of the pandemic remain uncertain, moving forward we are confident that our recent experience will help us to navigate challenges that may arise.”

For the fiscal 2020 second quarter, the Company’s same store sales decreased 4.2% versus the comparable period in 2019, when same store sales increased 0.7% from 2018. Total net sales for the fiscal 2020 second quarter were approximately $228 million, compared to $241 million in the prior year period. Merchandise margins increased approximately 175 basis points for the fiscal 2020 second quarter versus the prior year period, reflecting margin strength in fiscal May and June. Operating expenses for the quarter benefited from reduced payroll costs, lower advertising costs, rent abatement and other expense savings during the period. Although a certain portion of such operating expense savings will only benefit the fiscal 2020 second quarter, the Company expects aspects of such operating expense savings to continue beyond the period.

For the fiscal 2020 second quarter, the Company expects to realize earnings per diluted share in the range of $0.52 to $0.54, including a net benefit of approximately $0.15 per diluted share related to rent abatement savings and a recovery in eminent domain litigation partially offset by the expense associated with the special employee recognition bonus awards discussed above, compared to earnings per diluted share of $0.00 for the second quarter of the prior year, which included a $0.03 per diluted share net benefit primarily related to the favorable settlement of a software contract termination.

The Company’s merchandise inventories at the end of the fiscal 2020 second quarter decreased approximately 14.6% compared to the prior year. The Company completed the fiscal 2020 second quarter with borrowings under its revolving credit facility, net of cash, of approximately $18 million, reflecting a $38 million improvement on a year-over-year basis and a $62 million improvement compared to the end of the fiscal 2020 first quarter.

Store Operations Update

As previously announced, beginning on March 20, 2020, the Company temporarily closed approximately one-half of its retail store locations in response to state and local shelter orders related to the COVID-19 outbreak. At the end of April, approximately one-quarter of the Company’s stores remained temporarily closed. As of the end of May, all of the

Company’s stores that were temporarily closed due to COVID-19 had reopened in some capacity, with less than 10% of the open stores operating for curbside business only in compliance with local regulations. As of the end of the second quarter and continuing as of today, all of the Company’s stores that were temporarily closed due to COVID-19 had reopened for in-store shopping, subject to appropriate social distancing restrictions and with reduced operating hours. Additionally, during the second quarter, four of the Company’s stores were temporarily closed due to damage incurred in connection with civil unrest, three of which reopened prior to the end of the second quarter and one of which reopened in the third quarter. During the second quarter, the Company also reopened its Pasadena, California store, which had been closed for an extended period due to a fire. The Company is currently operating 431 stores, which compares to 434 stores in operation at the same time in the prior year.

All figures in this release remain subject to the completion of normal quarter-end accounting procedures, which could result in changes to these preliminary results and the related earnings forecast.

Fiscal Second Quarter Earnings Release Date

The Company expects to report earnings results for the fiscal 2020 second quarter by the end of July.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 431 stores under the “Big 5 Sporting Goods” name as of the fiscal quarter ended June 28, 2020. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, winter and summer recreation and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, the economic impacts of COVID-19 on Big 5’s business operations, including as a result of regulations that may be issued in response to COVID-19, changes in the consumer spending environment, fluctuations in consumer holiday spending patterns, increased competition from e-commerce retailers, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, disruption in product flow, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, increases in labor and benefit-related expense, changes in laws or regulations, including those related to tariffs and duties, public health issues (including those caused by COVID-19), impacts from civil unrest or widespread vandalism, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, risks related to Big 5’s leveraged financial condition, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.